Exhibit 4.1

ONCONOVA THERAPEUTICS, INC.

FIRST AMENDMENT TO UNDERWRITER SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE WARRANT

Original Warrant Issuance Date: February 12, 2018

Date of Amendment: September 24, 2018 (“Amendment Date”)

Reference is made to that certain Underwriter Series A Convertible Preferred Stock Purchase Warrant (the “Warrant”) issued by Onconova Therapeutics, Inc. (the “Company”) on February 12, 2018 to H.C. Wainwright & Co., LLC (“HCW”) as the underwriter for the Company’s February 2018 public offering of securities (with respect to 49,737.5 Series A Preferred Stock).  All capitalized terms used and not otherwise defined herein have the respective meanings given to them in the Warrant.

1.              Amendment.  Pursuant to Section 5 (l) of the Warrant, upon receipt of the Holder’s written consent required thereunder, and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby amends the Warrant as follows:

(a) in Section 2(b) of the Warrant, the Exercise Price of $1.2625 per 0.1 of a share of Preferred Stock shall be changed to $0.53125 per 0.1 of a share of Preferred Stock as of the Amendment Date.

2.              Governing Law.  This First Amendment shall be construed in accordance with, and governed by, the laws of the State of New York, without reference to the application of conflicts of law principles.

3.              Miscellaneous.  This First Amendment shall be deemed to be part of and incorporated into the Warrant. Except to the extent specifically amended hereby, the provisions of the Warrant shall remain unmodified, and the Warrant are hereby confirmed as being in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this First Amendment to Underwriter Series A Convertible Preferred Stock Purchase Warrant to be duly executed as of the Amendment Date set out above.

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Ramesh Kumar
Name:	Ramesh Kumar
Title:	Chief Executive Officer